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LONE STAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (Unaudited)
(In Thousands)

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                                                      For the Three Months
                                                         Ended March 31,
                                                      1994           1993


Predecessor Company:
   Retained earnings, beginning of period            ($187,896)    ($151,856)

   Net loss of predecessor company                     (23,118)      (14,357)

   Accumulated deficit, predecessor company           (211,014)    ($166,213)

   Elimination of accumulated deficit                  211,014

Successor company:
   Retained earnings, end of period                         $0





















The accompanying Notes to Financial Statements are an integral part of the Financial Statements.


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